Axiologix Announces  Sales Agent Agreement with Seacliff Educational Solutions

EGG HARBOR TOWNSHIP, NJ - 12/2/10) - Axiologix Education Corporation (http://www.axiologix.net/) (OTC.BB:AXLX), an educational software provider, announced today that Axiologix has executed a sales agent agreement with Seacliff Educational Solutions.  The agreement will allow Axiologix to offer for sale two of Seacliff’s products: eBoard, an easy to use, yet powerful, web site hosting solution used by schools around the world and Curricuplan, a powerful web based curriculum mapping and instructional content management solution that provides secure, online access for educators to participate in an online community focused on the development of high quality instruction with the common goal of increasing student achievement.

“This is the first step in our relationship with Seacliff Educational Solutions and we expect to expand on our relationship in the near future,” said John Daglis, CEO of Axiologix Education Corporation. “This agreement expands the range of products we can offer potential customers. We expect this will boost our bottom line going forward and will really get our company going in the right direction for our shareholders,” concluded Daglis.

“We are very pleased to have this agreement with Axiologix. Education has become a priority in the United States and we are looking forward to filling the needs of educators and school systems across the country,” said Stephen Struthers, Managing Partner for Seacliff Educational Solutions. “We are looking forward to an expansion of our relationship with Axiologix as time goes on; this is a win-win for both of our businesses,” concluded Struthers.

About Seacliff Educational Solutions

Seacliff is an educational solution provider, committed to delivering easy to use solutions that simplify the use of technology for educators. By developing solutions that deliver "Powerful Simplicity," Seacliff focuses first on ease of use, and second on the number of features. As a member of the Software and Information Industry Association (SIIA), Seacliff is one of more than 1,000 leading software and information companies who produce and market code, content and related technology solutions for use in educational settings. The users of Seacliff’s software products have provided much positive feedback with regard to the ease and reliability of their solutions and how these solutions are helping educators to succeed.

About Axiologix

Axiologix Education Corporation is an educational software and services provider. The company is now on a quest to become one of the nation's leading partners with school systems K-12 and higher education, focused on raising student achievement through research-based school design, uniquely aligned assessment systems, interactive professional development, integrated use of technology, and other proven productivity applications in education.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect," and similar expressions identify such forward-looking statements. Although expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Axiologix Education Corporation and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting Axiologix Education Corporation and its operations; its markets, products, and performance, and other factors detailed in reports filed by Axiologix Education Corporation with the SEC.

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